Exhibit 10.8

Execution Version

SENIOR SECURED TERM LOAN AGREEMENT

HNR ACQUISITION CORP,
as Borrower,

HNRA UPSTREAM, LLC, HNRA PARTNER, INC., POGO RESOURCES, LLC, and

LH OPERATING, LLC, as Guarantors,

and

FIRST INTERNATIONAL BANK & TRUST,

as Lender

$28,000,000.00 Senior Secured Term Loan

November 15, 2023

i

SCHEDULES AND EXHIBITS

Schedule 1	-	Disclosure Schedule
Schedule 2	-	Security Schedule
Schedule 3	-	Material Contracts
Schedule 4	-	Initial Annual Budget
Schedule 5	-	Shareholder Indebtedness
Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Request
Exhibit C	-	Compliance Certificate
Exhibit D	-	Form of Intercreditor Agreement

SENIOR SECURED TERM LOAN AGREEMENT

THIS SENIOR SECURED TERM LOAN AGREEMENT is made as of November 15, 2023, by and among HNR ACQUISITION CORP, a Delaware corporation (“Borrower”), HNRA UPSTREAM, LLC, a Delaware limited liability company, HNRA PARTNER, INC., a Delaware corporation, POGO RESOURCES, LLC, a Texas limited liability company, and LH OPERATING, LLC, a Texas limited liability company (each as a “Guarantor”), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota state banking institution (“Lender”).

W I T N E S S E T H:

In consideration of the Loan made by Lender to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Article I
Definitions and References

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1, or in the sections and subsections referred to below:

“Additional Debt Service Reserve Deposit” has the meaning given to such term in Section 2.8.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement” means this Senior Secured Term Loan Agreement.

“Annual Budget” means the annual projected cash flows and capital expenditures of Borrower and its Subsidiaries for each Fiscal Year for Borrower and its Subsidiaries prepared by Borrower and delivered to Lender pursuant to Section 6.2(f).

“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Approved Counterparty” means a counterparty to a Hedging Contract with a Loan Party that at the time of entering into such Hedging Contract is (a) Cargill, Incorporated, (b) any other Person whose senior unsecured long-term debt obligations are rated A+ or higher by S&P and A1 or higher by Moody’s (or whose obligations under the applicable Hedging Contract are guaranteed by an Affiliate of such Person meeting such rating standards) or (c) any other Person approved by Lender in writing in its sole discretion.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means, with respect to each Loan Party: (a) if it is a corporation, its board of directors, (b) if it is a limited liability company managed by managers, its board of managers, if it has such a board, and otherwise its managers acting collectively, (c) if it is a limited liability company managed by its members, such members, acting collectively, (d) if it is a partnership with one or more general partners that are corporations or limited liability companies, the Board of each such general partner, and (e) in any other situation, the equivalent governing body exercising the function of a board of directors or the natural person(s) exercising similar functions.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in North Dakota and Houston, Texas.

“Business Proceeds” means any source of income or payment received by or on behalf of a Loan Party, including (a) any proceeds from the sales of Hydrocarbons, (b) any Net Cash Proceeds, (c) proceeds from Hedging Contracts and (d) any other cash or Cash Equivalents received by a Loan Party from whatever source; provided that (i) advances under the Loan and (ii) permitted issuances of debt or Equity shall not constitute “Business Proceeds.”

“Capital Deposit Account” means account number 4501784529 located at Lender subject to a Deposit Account Control Agreement into which Borrower shall deposit net proceeds from any Equity issuances.

“Capital Lease Obligation” means, with respect to any Person and any Capital Lease to which it or its assets are subject, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability with respect to such Capital Lease on the balance sheet of such Person (or on any consolidated balance sheet that includes such Person’s assets and liabilities).

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c) open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S&P; and

(d) deposits in money market funds investing exclusively in Investments described in the preceding clauses (a) through (c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all Property of any kind that is subject to a Lien in favor of Lender (for the benefit of the Secured Parties) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures all or any part of the Secured Obligations.

“Collateral Value” or “Collateral Valuation” means at any time an amount reasonably determined by Lender equal to the discounted projected net future cash flow of the anticipated production from reserves attributable to the Oil and Gas Properties projected by Lender in its sole discretion to be brought onto production prior to the Maturity Date.

“Collateral Value Deficiency” has the meaning given to such term in Section 2.7(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate in the form of Exhibit C attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to Borrower’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of Borrower and its Consolidated Subsidiaries.

“Consolidated Net Income” means with respect to Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Consolidated Subsidiaries after allowances for Taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Consolidated Subsidiaries in accordance with GAAP) except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to write ups or write downs of assets.

“Consolidated Subsidiaries” means each Restricted Subsidiary of Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP, but excluding all Unrestricted Subsidiaries.

“Debt Service Coverage Ratio” means, measured annually, the ratio of Borrower’s and its Consolidated Subsidiaries’ EBITDAX for such Fiscal Year just ended divided by the aggregate principal, interest and fees due and owing by Borrower under this Agreement during the Fiscal Year just ended.

“Debt Service Reserve Account” means the Deposit Account of Borrower subject to a Deposit Account Control Agreement to pay (or supplement Borrower’s payments of) the Obligations pursuant to Section 2.8 hereof.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question, with respect to the Loan, (a) for so long as an Event of Default is continuing as a result of Borrower’s failure to comply with Section 7.18, the rate per annum equal to 4.00% above the interest rate then in effect for the Loan pursuant to Section 2.4(a) hereof, and (b) for so long as an Event of Default is continuing under Section 8.1 (other than a Default under clause (a) above), the rate per annum equal to 2.00% above the interest rate then in effect for the Loan pursuant to Section 2.4(a) hereof, provided that, in each case, no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Default Rate under clause (a) and (b) shall not be additive (i.e. the Default Rate shall be 4.00% or 2.00% above the interest rate then in effect for the Loan pursuant to Section 2.4(a); such amounts shall not be summed in the event of multiple Events of Default).

“Deposit Account Control Agreement” means an agreement in form and substance establishing Lender’s “control” of a Deposit Account as contemplated by Section 9-104 of the UCC.

“Deposit Accounts” means, collectively, (a) all of the “deposit accounts” (as such term is defined in the UCC) of the Loan Parties, and in any event shall include all of the accounts and sub-accounts relating to any of the foregoing accounts, and (b) all of the cash, funds, checks, notes, and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“Depositary Bank” means First International Bank & Trust, a North Dakota state banking institution.

“Disclosure Schedule” means Schedule 1 hereto, as it may be amended, supplemented or otherwise modified from time to time by Borrower with the consent of Lender.

“Disposition” means the sale, assignment, farm-out, conveyance, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property or asset by any Person (or any agreement or commitment to do any of the foregoing), including any assignment, novation, monetization, termination or close out of any Hedging Contract; provided that the creation of a Permitted Lien is not a Disposition. “Dispose” has the correlative meaning.

“Disqualified Capital Stock” means any Equity in a Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is 181 days after the earlier of the Maturity Date and payment in full of the Obligations.

“Distribution” means (a) any dividend, distribution, or other payment made by a Loan Party on or in respect of any Equity in such Loan Party or any other Loan Party, or (b) any payment made by a Loan Party to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Loan Party or any other Loan Party.

“Dollar” and “$” mean lawful money of the United States.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) Taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) exploration expenses, including plugging and abandonment expenses, (vii) non-cash losses under FASB ASC 815 as a result of changes in the fair market value of derivatives, (viii) hedge modifications, (ix) all non-cash costs with respect to equity compensation or other executive compensation and benefits and (x) (A) costs, charges, and expenses incurred in connection with the Transaction and (B) costs and expenses incurred in connection with any Investments permitted hereunder; provided that the aggregate amount of add backs under this clause (B) shall not exceed $5,000,000 in any 12-month period as certified by a Responsible Officer in any applicable Compliance Certificate, minus (b) to the extent included in Consolidated Net Income in such period, all non-cash gains.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union (including, for the avoidance of doubt, the United Kingdom), Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or to the remediation of any part of the environment in connection with any of the foregoing.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Loan Party, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Loan Party has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Event of Default” has the meaning given to such term in Section 8.1.

“Excess Cash Flow” means, as of such date measured, an amount calculated as follows: the Loan Parties’ Net Cash Flow for such period less (a) the amount of cash set aside to pay amounts then due and owing in the ordinary course of the Loan Parties’ business to unaffiliated third parties (based upon supporting information reasonably satisfactory to Lender), less (b) total payments of principal, interest and fees on the Note and such amounts permitted under this Agreement to be paid on the Sellers’ Note paid by Borrower during such period, less (c) the amount of the Additional Debt Service Reserve Deposit less (d) general and administrative costs allowed to be paid in such period under this Agreement, in each case of the foregoing, all calculated for Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Excluded Swap Obligation” means, with respect to any Loan Party individually, any Swap Obligation if, and to the extent that, all or a portion of any guaranty by such Loan Party of, or any grant by such Loan Party of a Lien to secure, or the provision by such Loan Party of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of a Lien or provision of support of, such Swap Obligation becomes effective or any other time such Loan Party is by virtue of such guaranty or grant of a Lien otherwise deemed under the Commodity Exchange Act to become liable for such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one transaction, only those transactions for which such guaranty, grant of a Lien, or provision of other support is or becomes illegal shall constitute Excluded Swap Obligations.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a Law in effect on the date on which (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, (c) any Tax attributable to Lender’s failure to comply with Section 3.4(g), and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Loan Agreement dated June 25, 2019 among Pegasus Bank, as lender, Pogo, and the other parties thereto, as amended, supplemented, or otherwise modified prior to the Closing Date.

“Existing Credit Documents” means (a) the Existing Credit Agreement, (b) the promissory notes made by Pogo thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Loan Party, or any predecessor in interest to any Loan Party.

“Existing Hedging Contracts” means the Hedging Contracts described under the Disclosure Schedule outstanding as of the Closing Date.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Documents on the Closing Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including Tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financial Officer” means, for any Person, the chief executive officer, the chief financial officer, president or the vice president of finance of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Borrower.

“Fiscal Quarter” means a 3-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a 12-month period ending on December 31 of any year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Loan Parties and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Loan Party or with respect to any Loan Party and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Lender, and Lender agrees to such change insofar as it affects the accounting of such Loan Party and its Consolidated Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means HNRA OpCo, OpCo Sub, Pogo and LH Operating and any other Person who has guaranteed some or all of the Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by Lender as a Guarantor or any Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Lender pursuant to Section 6.13.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for swaps, floors, puts, caps, calls, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, or bonds, or indexes based on any of the foregoing, (b) any option or obligation to enter into any of the foregoing agreements, (c) any option, futures or forward contract traded on an exchange, and (d) any other derivative agreement similar to any of the foregoing. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Hedging Contract will be a separate Hedging Contract for the purposes of this Agreement.

“Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between Borrower or any other Loan Party and a Secured Approved Counterparty including the Existing Hedging Contracts; provided that if such counterparty ceases to be a Secured Approved Counterparty hereunder, Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Secured Approved Counterparty hereunder.

“Highest Lawful Rate” means, with respect to Lender to whom Obligations are owed, the maximum nonusurious rate of interest that Lender is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for Lender as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to Lender at a rate in excess of the Highest Lawful Rate applicable to Lender.

“HNRA OpCo” means HNRA Upstream, LLC a Delaware limited liability company, a majority owned Subsidiary of Borrower and a Guarantor, with all equity owned by Borrower except for not more than 2,000,000 of its Class B Units (as defined in the HNRA OpCo A&R LLC Agreement) and not more than 2,000,000 of its Preferred Units (as defined in the HNRA OpCo A&R LLC Agreement) (which are convertible into Class B Units) held by the Sellers.

“HNRA OpCo A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of HNRA OpCo, dated as of November 15, 2023 and substantially in the form attached as Exhibit E to the MIPA, as the same may be amended, restated, or otherwise modified from time to time in accordance with the terms of this Agreement.

“HoldCo ORR Subsidiary” means HNRA Royalties LLC, a Delaware limited liability company, an Unrestricted Subsidiary.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and all other liquid or gaseous hydrocarbons, together with all products separated, processed or refined therefrom.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a) indebtedness for borrowed money;

(b) obligations to pay the deferred purchase price of Property, insurance, or services;

(c) obligations evidenced by a bond, debenture, note or similar instrument;

(d) obligations that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than 1 year from the date of creation or incurrence thereof (other than reserves for Taxes and reserves for contingent obligations);

(e) obligations arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under GAAP;

(f) principal under Capital Lease Obligations;

(g) indebtedness arising under conditional sales or other title retention agreements relating to Property purchased by such Person;

(h) obligations owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i) obligations (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other Property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or Property;

(j) reimbursement obligations under letters of credit or applications or reimbursement agreements therefor;

(k) indebtedness with respect to banker’s acceptances;

(l) Disqualified Capital Stock;

(m) obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(n) non-contingent obligations with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Initial Financial Statements” means Borrower’s and Pogo’s pro forma balance sheet and other financial statements as of June 30, 2023.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Loan Party against the other Loan Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, one or more Approved Counterparties named therein and Lender, with Lender acting as collateral agent for the benefit of the Secured Parties, as amended and in effect from time to time, in the form of Exhibit D attached hereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means, for any Person, (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity in any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or the making of any capital contribution with respect to Equity owned in any other Person; (b) the making of any deposit with, advance or loan to, purchase or other acquisition of any Indebtedness of, or other extension of credit (or commitment to extend credit) to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase (in one or a series of transactions) of property of another Person if, upon such purchase, such Property is reported by the purchaser in its financial statements as a business unit; or (d) the entering into of any guarantee of, or other surety obligation with respect to, Indebtedness of any other Person.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Lender’s Offer” has the meaning given to such term in Section 6.21(b) of this Agreement.

“LH Operating” means LH Operating, LLC a Texas limited liability company, a Wholly-Owned Subsidiary of Pogo and a Guarantor.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any Property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such Property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, Tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” has the meaning given to such term in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Security Documents, the Intercreditor Agreements, Seller Subordination Agreement, Shareholder Subordination Agreements and each other document, instrument, certificate and agreement executed and delivered by any Loan Party in favor of or provided to Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby. “Loan Documents” do not include Hedging Contracts.

“Loan Parties” means Borrower and each Guarantor, now or hereafter subject to this Agreement but expressly excluding any Unrestricted Subsidiary.

“Material Adverse Change” means (a) a material adverse change in, or material adverse effect on (i) Borrower’s Consolidated financial condition, (ii) Borrower’s Consolidated business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or (iii) Borrower’s ability to timely pay the Obligations or any Loan Party’s ability to perform its material obligations under any Loan Document to which it is a party, (b) a material impairment of the rights and remedies of a Secured Party under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means each contract or other written arrangement of any Loan Party (other than any Loan Document) (a) set forth on Schedule 3 hereto, (b) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change, or (c) providing for, evidencing, securing or otherwise relating to any obligation of Borrower or any of the other Loan Parties to pay in a principal amount in excess of $1,000,000 for which the aggregate yearly payments (whether to or from any such Loan Party) exceed $1,000,000 per year.

“Maturity Date” means November 15, 2026.

“MIPA” means that certain Amended and Restated Membership Interest Purchase Agreement dated August 28, 2023, by and among the Sellers, as seller, Borrower, HNRA OpCo and OpCo Sub, each as a buyer, and solely with respect to Section 6.20 therein, HNRAC Sponsors, LLC, a Delaware limited liability company, as sponsor.

“Monthly Payment Amount” means a monthly payment of $669,296.93; provided that such amount shall be recalculated following any reduction of the principal amount of the Loan as a result of any prepayment hereunder (including prepayments calculated under Section 2.5(b), Section 2.6 or Section 2.7). Following such recalculation, the Monthly Payment Amount shall be a fixed monthly amount necessary to full amortize the remaining outstanding principal balance of the Loan (after giving effect to such prepayment) over the remaining period from the date of such prepayment through the date that is five years after the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Oil and Gas Property” means any Oil and Gas Property owned by any Loan Party that is specifically made subject to the Liens existing and to exist under the terms of any mortgages or deeds of trust burdening real property that are now or hereafter executed and delivered by any Loan Party in favor of Lender as security for the payment or performance of the Obligations, as such mortgages or deeds of trust may be amended, modified, supplemented or restated from time to time.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Net Cash Flow” means at any time for Borrower and its Consolidated Subsidiaries, (a) the net cash flow from operating activities for such period calculated in accordance with GAAP, plus (b) the net cash gains or losses, as applicable, under any Hedging Obligations during such period, plus (c) any Net Cash Proceeds during such period, plus (d) any other cash or Cash Equivalents received by or on behalf of the Loan Parties during such period but excluding (a) any cash or Cash Equivalents received by or on behalf of Borrower from (x) Equity contributions made to it or (y) issuances of Equity interests of Borrower, (b) any cash or Cash Equivalents received or held in the Debt Service Reserve Account and (c) any purchase price or working capital adjustments or indemnity payments received under the MIPA.

“Net Cash Proceeds” means with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, and (ii) income Taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith; provided that Net Cash Proceeds shall not include any such amounts to the extent received in connection with any Disposition that is not prohibited by Section 7.5 to the extent such amounts are reinvested in assets used or useful in the Loan Parties’ business within 180 days of the date of such Disposition.

“Note” means a promissory note in the form of Exhibit A attached hereto.

“Obligation” means any part of the Obligations.

“Obligations” means all Liabilities from time to time owing by any Loan Party to Lender under or pursuant to any of the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Property” means any interest (of any kind and however arising) of a Loan Party in (a) any oil, gas and/or mineral lease, oil, gas or mineral property, mineral servitude and/or mineral right of any kind (including mineral fee interests, leasehold interests, interests in pooled units or other units, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests and all rights to receive or share in Hydrocarbons upon production or in the proceeds thereof), and (b) any wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, or other equipment used in connection with the foregoing, including any gathering, treating, storage, processing or handling assets or systems; provided that in no event shall the ORR Rights be considered part of the Oil and Gas Property unless and until the same becomes part of the Collateral as contemplated by Section 6.21(b).

“Oil and Gas Valuation” means each oil and gas valuation prepared by Lender in its sole discretion pursuant to Section 6.2(g).

“OpCo Sub” means HNRA Partner, Inc., a Delaware corporation, a Wholly-Owned Subsidiary of Borrower and a Guarantor.

“Operating Account” means account numbers 4501784487 and 4501784842 located at Lender subject to a Deposit Account Control Agreement and any other operating account of a Loan Party located at Lender subject to a Deposit Account Control Agreement.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Origination Fee” has the meaning given to such term in Section 2.4(d).

“ORR Option Agreement” means that certain Option Agreement dated as of August 28, 2023, by and between Pogo Royalty, LLC, a Texas limited liability company, HNRA OpCo, and, solely with respect to Section 7.12 therein, Borrower.

“ORR Rights” means any rights acquired by HNRA OpCo or any of its Affiliates upon the exercise of the “Option” (as defined in the ORR Option Agreement), including without limitation, the “ORR Interest” (as defined in the ORR Option Agreement).

“ORR Subsidiary” means HNRA Royalties LLC, a Delaware limited liability company, an Unrestricted Subsidiary.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning given to such term in Section 10.8(b).

“Participant Register” has the meaning given to such term in Section 10.8(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“Payment in Full” means the termination of all commitments, loans, letters of credit or other obligations under any Loan Documents and payment in full of all Obligations (other than contingent indemnification obligations).

“Permitted Investments” means

(a) Investments in Cash Equivalents;

(b) existing Investments described in the Disclosure Schedule;

(c) Investments consisting of Hedging Contracts permitted under Section 7.3;

(d) Investments in Unrestricted Subsidiaries with amounts deposited in the Capital Deposit Account;

(e) Loans and advances to officers, directors, or employees of any Loan Party in the ordinary course of business (including for travel, entertainment, and relocation expenses) in an aggregate amount not to exceed $100,000 at any time outstanding;

(f) Investments by any Loan Party of, in, or to another Loan Party;

(g) Investments consisting of guarantees of Indebtedness that is permitted to exist under Section 7.1; and

(g) In addition to Investments otherwise expressly permitted by clauses (a) – (f) above, Investments by the Borrower or any other Loan Party in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

“Permitted LC Indebtedness” means Indebtedness of any Loan Party in respect of letters of credit so long as the outstanding aggregate amount of such Indebtedness does not exceed (i) $1,405,000 at any time outstanding at any time while the Existing Letters of Credit and Backstop Letters of Credit are outstanding, (ii) $2,100,000 outstanding during the interim time while the outstanding Existing Letters of Credit and Backstop Letters of Credit are being replaced by a letter of credit issued hereunder in replacement and termination of such outstanding letters of credit and (iii) $700,000 at any time outstanding at any time after the Existing Letters of Credit and Backstop Letters of Credit are terminated.

“Permitted Liens” means:

(a) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d) deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;

(e) Liens under the Security Documents;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, gathering lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property;

(g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired, and no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to Lender;

(h) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(i) Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of any Loan Party to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(j) encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing or proposed operations;

(k) cash collateral securing Permitted LC Indebtedness;

(l) Liens securing indebtedness permitted by Section 7.1(f); and

(m) all lessors’ royalties, and overriding royalties that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document without a corresponding increase in the corresponding net revenue interest.

“Permitted Tax Distributions” means with respect to each Loan Party so long as it is a disregarded entity or taxable as a partnership for United States federal income tax purposes, distributions to each member, limited partner, or other direct or indirect owner of such Person in an amount equal to not more than the estimated aggregate annual amount of Taxes payable by such owner on account of its ownership of such Person, assuming (a) each such owner is subject to the highest marginal United States federal, state, and local tax rates applicable to an individual resident in (or, if higher, a corporation doing business in) New York, New York and (b) Section 199A of the Internal Revenue Code does not apply, provided that such distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to any Loan Party for such purpose.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Loan Party and any ERISA Plan.

“Pogo” means Pogo Resources, LLC, a Texas limited liability company, a Wholly-Owned Subsidiary of Borrower and a Guarantor.

“Prime Rate” means, the rate per annum equal to the rate of interest which Lender announces on the Closing Date as its “Prime Rate” which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from reserves that are at the time of determination, Proved Developed Producing Reserves attributable to Oil and Gas Properties owned by the Loan Parties, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such prior Oil and Gas Valuation and after adding projected production from any properties or interests acquired by the Loan Parties after the date of such prior Oil and Gas Valuation and otherwise are satisfactory to Lender.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Purchase Money Indebtedness” means Indebtedness of which the proceeds are used to finance the acquisition, construction, or improvement of inventory, equipment or other property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any Loan Party that is not an individual/a natural person and that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, President, or Chief Financial Officer of such Person and, if such Person is a partnership or limited liability company, the Chief Executive Officer, Principal, President, or Chief Financial Officer of a general partner or manager of such Person; provided that, Lender shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies) and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant Sanctions authority, (b) any Person operating, organized, or resident in a Sanctioned Country and any other Person that is the subject or target of Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the preceding clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Approved Counterparty” means an Approved Counterparty party to an Intercreditor Agreement.

“Secured Obligations” means all Obligations and all Hedging Obligations.

“Secured Parties” means Lender, each Secured Approved Counterparty and any other Person the Secured Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means the mortgages, security agreements, deposit account security agreements, subordination agreements, intercreditor agreements, and other documents listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now or hereafter delivered by any Loan Party to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 2 hereto.

“Seller Subordination Agreement” means that certain Subordination Agreement between the Sellers and Lender subordinating payment of the Sellers’ Note in favor of Borrower’s Secured Obligations.

“Sellers” means, collectively, CIC Pogo LP, a Delaware limited partnership, DenCo Resources, LLC, a Texas limited liability company, Pogo Resources Management, LLC, a Texas limited liability company, and 4400 Holdings, LLC, a Texas limited liability company.

“Sellers’ Note” means that certain unsecured promissory note in the amount of $15,000,000 from Borrower to the Sellers in partial consideration for the Transaction subject to the Seller Subordination Agreement.

“Shareholder Indebtedness” means Indebtedness incurred by Borrower as more fully described on Schedule 5 attached hereto.

“Shareholder Subordination Agreements” means each Subordination Agreement among Borrower, Guarantors, each Subordinated Lender and Lender subordinating payment of the Shareholders’ Notes of the applicable Subordinated Lender in favor of Borrower’s Secured Obligations.

“Shareholders’ Note” means each certain unsecured promissory note, which collectively total in the amount of $3,609,000.00 from Borrower to the persons listed on Schedule 5 attached hereto.

“Specified Acquisition Agreement Representations” means the representations and warranties relating to Pogo and its Subsidiaries and its “Assets” as defined in the MIPA that are material to the interests of the Lender but only to the extent that Borrower has the right to terminate its obligations under the MIPA as a result of a breach of such representations and warranties in the MIPA.

“Specified Equity Contribution” means any direct or indirect investment in Borrower to cure a breach of the Debt Service Coverage Ratio (and designated in writing at or about the time made as being a Specified Equity Contribution) in cash in the form of a capital contribution to Borrower or the purchase of common Equity securities issued by Borrower (or other Equity securities issued by Borrower and reasonably acceptable to Lender, but not Disqualified Capital Stock) to the extent such capital contribution is used to reduce the outstanding Indebtedness.

“Specified Representations” means the representations and warranties of Loan Parties relating to corporate or other organizational existence, Borrower authority (as to delivery, execution and performance of the Credit Agreement and other Loan Documents required to be delivered on the Closing Date), binding effect of the Loan Documents on Loan Parties, solvency as of the Closing Date (after giving effect to the Transactions) of Borrower and Loan Parties, on a consolidated basis, no conflicts of the Loan Documents with charter or other organizational documents of Loan Parties, the Investment Company Act, Federal Reserve margin regulations, use of loan proceeds not violating OFAC, use of loan proceeds not violating the Federal Corrupt Practices Act, the Patriot Act, use of proceeds, and the creation, validity and perfection of security interests.

“Subordinated Indebtedness” means Indebtedness incurred by a Loan Party subordinated to the Secured Obligations pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender and the other creditor.

“Subordinated Lender” means each Subordinated Lender as such term is defined in the Shareholder Subordination Agreements.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person in which more than 50% of the Equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Third Party Financing” has the meaning given to such term in Section 6.21(c) of this Agreement.

“Threshold Amount” means $1,000,000.

“Transaction” means the purchase by Borrower, indirectly through HNRA OpCo and OpCo Sub of all the outstanding Equity in Pogo pursuant to the terms and conditions of the MIPA.

“UCC” means the Uniform Commercial Code in effect in the State of North Dakota from time to time or of any other state the Laws of which are required to be applied in connection with the perfecting of security interests in any Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means ORR Subsidiary, Holdings ORR Subsidiary, and any Subsidiary of Borrower designated by Borrower as an “Unrestricted Subsidiary” after the Closing Date in connection with exercise of the ORR Option Agreement in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.9. Notwithstanding anything in this Agreement to the contrary, no Guarantor will be deemed an “Unrestricted Subsidiary.”

“Wholly-Owned Subsidiary” means any Subsidiary in which 100% of the Equity, at the time as of which any determination is being made, is owned, beneficially and of record, by a Person, or by one or more of the other Wholly-Owned Subsidiaries of such Person, or both.

“Withholding Agent” means Borrower and Lender.

Section 1.2 Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3 Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement shall include all exhibits, schedules, and other attachments thereto and shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Accounting terms have the meanings assigned to them by GAAP. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.4 Calculations and Determinations. Each determination by Lender of amounts to be paid under Article III or any other matters that are to be determined hereunder by Lender shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Lender otherwise consents all financial statements and reports furnished to Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.5 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.7 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity at such time.

Section 1.9 Designation of Unrestricted Subsidiaries.

(a) Unless designated in writing by Borrower to Lender in accordance with subsection (b) below, any Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof (whether by formation, acquisition or merger) shall be classified as a Restricted Subsidiary. On the date hereof, Holding ORR Subsidiary and ORR Subsidiary shall be the only Unrestricted Subsidiaries. Except as set forth in Section 1.9(b) below, unless otherwise agreed to in writing by Borrower and Lender, all other Subsidiaries of Borrower are Restricted Subsidiaries.

(b) In the event that ORR Subsidiary elects to acquire the ORR Rights by acquiring one or more existing entities that hold the ORR Rights, (i) Borrower shall give Lender written notice thereof and (ii) such entities shall become Unrestricted Subsidiaries.

(c) Borrower may designate by prior written notice thereof to Lender any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Collateral Value Deficiency is continuing or would result from such designation, (B) Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 7.18, and (C) the representations and warranties of each Borrower and its Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on such date (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness, or Liens of such Subsidiary existing at such time, and each Borrower shall be in compliance with Article VII after giving effect to such designation, (iii) immediately after giving effect to such designation, such Borrower and such Subsidiary shall be in compliance with the requirements of Section 6.14 and (iv) Lender shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Lender, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iii) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 7.18).

Article II

The Loan

Section 2.1 The Loan; Note. Subject to the terms and conditions hereof, Lender agrees to make a term loan to Borrower on the Closing Date, in the principal amount of $28,000,000 (the “Loan”). Amounts borrowed under this Agreement and prepaid or otherwise paid may not be reborrowed. Interest on each Loan shall accrue and be due and payable as provided herein. The Loan shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. The obligation of Borrower to repay the Loan, together with interest accruing in connection therewith, shall be evidenced by the Note made by Borrower payable to Lender. The amount of principal owing on the Note at any given time shall be the amount of the Loan theretofore made minus all payments of principal theretofore received by Lender on the Note.

Section 2.2 Reserved.

Section 2.3 Use of Proceeds. Borrower shall use the Loan on the Closing Date as set forth in the Borrowing Request attached hereto as Exhibit B. In no event shall the funds from the Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. No part of the proceeds of any Loan, directly or indirectly, will be used for the purpose of financing the activities of any Person currently subject to any U.S. Sanctions administered by OFAC.

Section 2.4 Interest Rates and Fees.

(a) Interest Rates. Subject to subsection (b) below, the Loan shall bear interest on the amount advanced by Lender at a per annum rate (based on a 360-day year) equal to the Prime Rate plus 6.5%.

(b) Default Rate. If an Event of Default shall have occurred and be continuing the Loan shall bear interest at the applicable Default Rate.

(c) Late Payment Fee. If a payment (other than any payment due on the Maturity Date) is not paid within ten (10) days of the date due, Borrower shall pay a late fee, which shall be in addition to any interest due thereon, equal to the greater of (i) 2% of the amount of such past due payment or (ii) $100.

(d) Origination Fee. Borrower will pay to Lender a fee for making the facility available to Borrower (an “Origination Fee”) equal to $420,000 being due and payable on the Closing Date.

(e) Collateral Valuation Fee. Borrower will pay Lender for all reasonable costs, including costs of Lender’s Mineral Land Services Department, in determining the Collateral Value and inspections of Collateral; provided that, so long as there is no outstanding Event of Default, Borrower shall not be required to obtain third party reserve reports more frequently than once per year.

Section 2.5 Scheduled Repayments of Loans.

(a) Payments of principal and interest shall be due on the 15th day of each calendar month (or next succeeding Business Day if the 15th of any month is not a Business Day), beginning December 15, 2023, each in an amount equal to the Monthly Payment Amount, except that the principal and interest payment due on the Maturity Date shall be in the amount of the entire remaining principal amount of the Loan and all accrued but unpaid interest then outstanding.

(b) An additional one-time payment of principal shall be due on the date the quarterly financial report for the Fiscal Year ending December 31, 2024, is due to be delivered by Borrower to Lender in an amount that Excess Cash Flow exceeds the Debt Service Coverage Ratio of 1.35x as of the end of such Fiscal Quarter; provided that in no event shall the amount of the payment required pursuant to this Section 2.5(b) exceed $5,000,000.

Section 2.6 Optional Prepayments. Subject to Section 2.8, Borrower may, from time to time and without premium or penalty, prepay the Loans, in whole or in part, provided that the aggregate amount of each partial prepayment of principal of the Loan equals $1,000,000 (or, if less than $1,000,000, the remaining balance of the Loan) or any higher integral multiple of $500,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment and shall be applied in reverse order of maturity.

Section 2.7 Mandatory Prepayments.

(a) Collateral Value Deficiency. At any time the outstanding principal amount of the Loan exceeds 50% of the Collateral Value (any such excess, a “Collateral Value Deficiency”), Borrower shall, within 30 days after Lender gives notice of such fact to Borrower (such 30-day period, the “Notice Period”), prepay the principal of the Loan in an amount at least equal to such Collateral Value Deficiency, such prepayment to be made in full on or before the last day of the Notice Period.

(b) Dispositions. In connection with any sale by the Loan Parties of any Oil and Gas Properties restricted under Disposition requiring Lender’s consent under Section 7.5, to the extent required by Lender in connection with Lender’s consent for such sale or Disposition, Borrower shall make a prepayment of principal from the Net Cash Proceeds from the of such Collateral, provided nothing herein shall obligate Lender to consent to such sale or Disposition.

(c) Application of Mandatory Principal Payments. Any mandatory payments of principal required hereunder shall be applied to outstanding principal in reverse order of maturity and shall be in addition to, and not in lieu of, regularly scheduled principal payments.

(d) Payment of Interest. Each mandatory prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8 Debt Service Reserve Account.

(a) On the Closing Date, Borrower shall deposit at least $2,600,000 into the Debt Service Reserve Account and, within 60 days following the Closing Date, Borrower shall deposit such additional amounts such that the balance of the Debt Service Reserve Account shall be equal to $5,000,000 at all times.

(b) The Debt Service Reserve Account may be used by Lender at any time and from time to time, in Lender’s sole discretion, to pay (or to supplement Borrower’s payments of) the Obligations due in accordance with this Agreement. The Debt Service Reserve Account shall be held until depleted or disbursed in accordance with subsection (d) below, whichever shall be first to occur.

(c) Neither Lender’s failure to disburse funds from the Debt Service Reserve Account nor the insufficiency of the balance remaining in the Debt Service Reserve Account shall relieve Borrower of its obligation to pay the Obligations in full as they become due in accordance with this Loan Agreement.

(d) Upon full and irrevocable payment of all Obligations, Lender shall disburse to Borrower all funds, if any, remaining in the Debt Service Reserve Account.

Article III
Payments to Lender

Section 3.1 General Procedures. Borrower will make each payment to Lender, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each payment must be received by Lender not later than 2:00 p.m. on the date such payment becomes due and payable. Any payment received by Lender after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable to Lender at its offices specified in Section 10.3.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6, 2.7 and 2.8.

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, increase, modify or deem applicable any reserve, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, the Loan, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to Lender; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to Lender or, as the case may be, to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines in its reasonable discretion that any Change in Law affecting Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Loan, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify Lender against, and reimburse Lender on demand for, any actual, out-of-pocket loss or expense incurred or sustained by Lender, as a result of the failure of the Loan to be made due to any condition precedent not being satisfied or due to any other action or inaction of any Loan Party. Such indemnification shall be on an after-Tax basis.

Section 3.4 Taxes.

(a) Defined Terms. For purposes of this Section 3.4, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.4, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Status of Lender.

(i) Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit payments made under any Loan Document to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii) and (g)(iii) of this Section) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii) Without limiting the generality of the foregoing, Lender shall deliver to Borrower on or about the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(iii) If a payment made to Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by Law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV

Conditions Precedent to Lending

Section 4.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Lender shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Lender, and (ii) in such numbers as Lender or its counsel may request. In connection with the execution and delivery of the Security Documents, Lender shall be reasonably satisfied that the Security Documents will, upon recording, create first priority, perfected Liens (subject to Permitted Liens) on all of the Loan Parties’ Oil and Gas Properties classified as Proved Reserves at such date.

(b) Organizational Documents; Incumbency. Lender shall have received (i) one or more certificates from the secretary, assistant secretary or another Responsible Officer of Borrower and each Loan Party, certifying as of the Closing Date to (1) attached copies of each such Person’s Organizational Documents, certified, to the extent applicable, as of a recent date by the appropriate governmental official and in form and substance reasonably satisfactory to Lender, including Borrower’s bylaws; (2) the offices and specimen signatures of the officers of such Persons who are authorized to execute Loan Documents in its name; and (3) attached resolutions of the Board of such Person approving and authorizing its execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party or by which it or its assets may be bound; (ii) an existence and good standing certificate from the applicable Governmental Authority of each Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction where its operations or property requires such qualification, each dated a recent date prior to the Closing Date; and (iii) such other documents as Lender may reasonably request.

(c) Closing Certificate. Lender shall have received a “Closing Certificate” of a Responsible Officer of Borrower, dated as of the Closing Date, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1.

(d) Representations. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date.

(e) Solvency Certificate. Lender shall have received a “Solvency Certificate” with respect to Borrower and its Consolidated Subsidiaries in form and substance satisfactory to Lender and duly and properly executed by a Financial Officer of Borrower after giving effect to the Transaction on a consolidated basis and dated as of the Closing Date.

(f) Annual Budget. Lender shall have received the Initial Annual Budget as of the Closing Date set forth on Schedule 4 hereto, which shall be in form and substance satisfactory to Lender.

(g) Governmental Authorizations and Consents. Each Loan Party shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by Lender to be advisable in connection with the transactions contemplated by the Loan Documents and the Loan Parties’ ownership and operation of the Collateral and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lender. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h) Shareholder Indebtedness. Lender shall have received fully executed copies of the Shareholder Subordination Agreements evidencing sixty percent (60%) of the aggregate principal sum of the Shareholders’ Notes outstanding as of the date hereof.

(i) Evidence of Insurance. Lender shall have received a certificate from Loan Parties’ insurance broker or other evidence reasonably satisfactory to Lender that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Lender, for the benefit of the Secured Parties, has been named as additional insured and lender loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(j) Opinions of Counsel to Loan Parties. Lender shall have received executed copies of written opinions of counsel to Loan Parties, opining as to such matters as Lender may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Lender with respect to the Loan Documents and the Transaction (and each Loan Party hereby instructs such counsel to deliver such opinions to Lender).

(k) Fees. Borrower shall have (i) paid to Lender the fees required to be paid on the Closing Date pursuant to this Agreement or any commitment agreement heretofore entered into, and (ii) paid to Lender’s reasonable and documented counsel fees and expenses incurred in negotiation and preparation of the Loan Documents, and for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(l) Financial Statements. Lender shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Lender, together with a certificate by a Responsible Officer certifying to the Initial Financial Statements.

(m) Title. Lender shall have received title reports, summaries, and/or title opinions in form, substance and authorship reasonably satisfactory to Lender, with respect to Loan Parties’ oil and gas reserves representing not less than 80% of the Collateral Value. Lender acknowledges and agrees that the foregoing has been satisfied as of the Closing Date.

(n) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Change.

(o) Completion of the Transaction. All conditions precedent shall have been satisfied and not waived or amended and all partnership, corporate, company, regulatory approvals, and other proceedings taken in connection with the Transaction and all documents incidental thereto necessary to effect the Transaction shall have been consummated in form and substance to Lender and its counsel.

(p) Material Adverse Change. No event or circumstance shall have occurred or be continuing since the date of the Initial Financial Statements that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(q) “Know Your Customer” Documentation. Lender shall have received from the Loan Parties, to the extent requested by Lender, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, no later than 10 days prior to the Closing Date to the extent requested at least 15 days prior to the Closing Date.

(r) Material Contracts. Lender shall have received a copy of each Material Contract (including all waivers, supplements, or amendments thereto) and a certificate of a Responsible Officer of Borrower, dated as of the Closing Date, in which such Responsible Officer certifies that Borrower has delivered to Lender a true, correct, and complete copy of each Material Contract (including all waivers, supplements, or amendments thereto).

(s) Discharge of Existing Liens and Indebtedness. Lender shall have received documents, in form and substance satisfactory to Lender, (i) confirming that with the making of the Loan, all Lien terminations, UCC-3 termination statements and other documentation evidencing the termination of Liens, if any, on any Loan Party’s Property securing the Existing Indebtedness shall be delivered to Lender, and (ii) providing for the payment in full of the Existing Indebtedness except for (A) Pegasus Bank Letter of Credit No. 1192 (as amended) in the principal amount of $213,750.00 for the benefit of American Contractors Indemnity Company and/or U.S. Specialty Insurance Company Tokio Marine HCC Surety (the “Pogo LC”), (B) Pegasus Bank Letter of Credit No. 1196 (as amended) in the principal amount of $416,250.00 for the benefit of American Contractors Indemnity Company and/or U.S. Specialty Insurance Company Tokio Marine HCC Surety (the “LH LC”, and together with the Pogo LC, the “Existing Letters of Credit”). Borrower shall cause each Existing Letter of Credit to be backstopped by one or more letters of credit issued on the account of Borrower (the “Backstop Letters of Credit”) and secured by a pledge of shares in Borrower granted by David Smith.

(t) Material Agreements. Borrower shall have delivered to Lender a certificate certifying that the documents attached thereto are true and correct copies of all material agreements then existing between a Loan Party and another Loan Party or between a Loan Party and any Affiliate of any Loan Party, including all waivers, supplements or amendments thereto, in each case, in the form existing on the Closing Date, and the terms thereof shall be reasonably satisfactory to Lender in form and substance.

(u) Due Diligence. Lender shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Loan Parties, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, Tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(v) Hedging Contracts. Borrower shall have delivered to Lender a certificate certifying that the Loan Parties have complied with the Hedging Contracts covenant under Section 6.19(a).

(w)   Other Documentation. Lender shall have received all documents and instruments that Lender has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Lender in form, substance and date.

Article V

Representations and Warranties

To confirm Lender’s understanding concerning Loan Parties and their businesses, Properties and obligations and to induce Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants on behalf of itself and the other Loan Parties to Lender:

Section 5.1 No Default. No Default has occurred that is continuing.

Section 5.2 Organization and Good Standing. Each Loan Party is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Loan Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of a Loan Party is located, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Change. Each Loan Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning Property, each jurisdiction outside the United States wherein the character of the Properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3 Authorization. Each Loan Party has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4 No Conflicts or Consents. The execution and delivery by the various Loan Parties of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Loan Party, or (iii) any Material Contract applicable to or binding upon any Loan Party, (b) result in the acceleration of any Indebtedness owed by any Loan Party, or (c) result in or require the creation of any Lien upon any assets or Properties of any Loan Party except as expressly contemplated or permitted in the Loan Documents. Except (x) as expressly contemplated in the Loan Documents and (y) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Loan Party in connection with the execution, delivery or performance by any Loan Party of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

Section 5.6 Financial Statements.

(a) Borrower has heretofore furnished to Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements (other than any pro forma financial statements or any projections) present fairly, in accordance with GAAP, Borrower’s Consolidated financial position at the date or dates thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period or periods thereof, subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements. All Initial Financial Statements that are pro forma financial statements or projections were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Lender.

(b) Since the date of the Initial Financial Statements, no event or condition has occurred that could reasonably be expected to cause a Material Adverse Change.

Section 5.7 Other Obligations and Restrictions. No Loan Party has any outstanding Liabilities of any kind (including contingent obligations, Tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Loan Party is subject to or restricted by any agreement, franchise, contract, deed, charter restriction, or other instrument or restriction that could reasonably be expected to cause a Material Adverse Change.

Section 5.8 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Loan Party to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any officer of a Loan Party after due inquiry (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any officer of a Loan Party after due inquiry (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties) that has not been disclosed to Lender in writing that could reasonably be expected to cause a Material Adverse Change. Each report required to be delivered by Borrower pursuant to Section 6.2(e), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all of all of the Hedging Contracts of Borrower and each Subsidiary, the material terms thereof (including the type, effective date, term or termination date, and notional amounts or volumes), the estimated net mark-to-market value thereof, any credit support agreements relating thereto (other than Loan Documents), a summary of any collateral thereunder, and the counterparty to each such Hedging Contract.

Section 5.9 Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Loan Party threatened, against any Loan Party or affecting any Collateral before any Governmental Authority that could reasonably be expected to cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Loan Party or any Loan Party’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or Property that could reasonably be expected to cause a Material Adverse Change, and (c) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings or demands pending (or, to any Loan Party’s knowledge, threatened) that could reasonably be expected to adversely affect the rights of Borrower and its Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to Borrower’s or any of its Subsidiaries’ title to such Collateral or the rights to produce and sell Hydrocarbons therefrom.

Section 5.10 ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements, or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. Except as could not, in the aggregate, reasonably be expected to result in liability in excess of $1,000,000, all ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefit liabilities does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.11 Environmental and Other Laws. Except as disclosed in Section 5.11 of the Disclosure Schedule, to the knowledge of any officer of the Loan Parties after due inquiry: (a) the Loan Parties are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have, and are in compliance with, all licenses and permits required under any such Laws, except as could not, in the aggregate, reasonably be expected to result in liability to such Loan Party in excess of $1,000,000; (b) no Loan Party has received written notice that any of the operations or properties of any Loan Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Loan Party (and to the knowledge of the officers of Borrower after due inquiry, no other Person) has filed any notice under any Law indicating that any Loan Party is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Loan Party; (d) no Loan Party has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Loan Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise), except as could not, in the aggregate, reasonably be expected to result in liability to such Loan Party in excess of $1,000,000; and (e) no Loan Party otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, except as could not, in the aggregate, reasonably be expected to result in liability to such Loan Party in excess of $1,000,000. Each Loan Party undertook, at the time of its acquisition of each of its material properties, all commercially reasonable inquiry into the previous ownership and uses of such properties and any potential environmental liabilities associated therewith.

Section 5.12 Names and Places of Business. No Loan Party has, during the 5 years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof. Except as otherwise indicated in Section 5.12 of the Disclosure Schedule or otherwise disclosed in writing to Lender, the chief executive office and principal place of business of each Loan Party are (and since such Loan Party’s organization have been) located at the address of Borrower set out in Section 10.3. Except as indicated in Section 5.12 of the Disclosure Schedule or otherwise disclosed in writing to Lender, no Loan Party has any other office or place of business.

Section 5.13 Subsidiaries. Section 5.13 of the Disclosure Schedule (as supplemented from time to time by Borrower in written notices to Lender) sets forth a true, correct and complete description of (a) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. Each Subsidiary listed under Section 5.13 of the Disclosure Schedule is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary therein. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents and Permitted Liens, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.

Section 5.14 Government Regulation. Neither Borrower nor any other Loan Party owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15 Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by the Loan Parties and the consummation of the Transaction contemplated hereby and thereby, no Loan Party will be Insolvent.

Section 5.16 Taxes. Each Loan Party has filed all United States Federal income Tax returns and all other material Tax returns that are required to be filed by it and have paid all Taxes due pursuant to such returns or pursuant to any material assessment received by any Loan Party and all other penalties or charges. The charges, accruals and revenues on the books of each Loan Party in respect of Taxes and other governmental charges are, in the opinion of Borrower, adequate. No Loan Party has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal income or other material Taxes.

Section 5.17 Title to Properties; Intellectual Property. Each Loan Party has (a)  good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation, and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Loan Party and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Loan Party’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than changes that arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document: (x) each Loan Party owns the net interests in production attributable to the wells and units of such Loan Party evaluated in the most recently delivered Oil and Gas Valuation subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Loan Party to bear the costs and expenses relating to the drilling, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recently delivered Oil and Gas Valuation. Each Oil and Gas Valuation at any time delivered pursuant to Section 6.2 correctly states the working interests and net revenue interests of the Loan Parties in the Proved Reserves that are the subject of such Oil and Gas Valuation. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Loan Party is obligated, at any time during the production life of the Oil and Gas Property, to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Loan Party is entitled, at any time during the production life of the Oil and Gas Property, to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Loan Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Loan Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Loan Party has granted control over any Deposit Accounts to any Person, other than Lender and the bank with which any Deposit Account is maintained.

Section 5.18 Regulation U. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of the Loan will be used for a purpose that violates Regulation U.

Section 5.19 Leases and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Loan Parties covered by the most recently delivered Oil and Gas Valuation are in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation, have been properly and timely paid when due, except where the Loan Parties are in good faith disputing such rents, royalties and other payments by appropriate proceedings and have set aside on their books adequate reserves therefore. To the knowledge of any officer of the Loan Party after due inquiry, no Loan Party is in default with respect to its obligations (and no Loan Party is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation, where such default could adversely affect the ownership or operation of such Oil and Gas Properties. No Loan Party is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by such Loan Party (calculated at the well) from sale of production, and no Loan Party has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.20 Marketing Arrangements. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days), or (b) whereby payments are made to a Loan Party other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.20 of the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Loan Party on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions with third parties not affiliated with the Loan Parties. Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation that is subject to a production sales contract or marketing contract that is computed in all material respects in accordance with the terms of such contract, and no Loan Party is having deliveries of production from any such Oil and Gas Property curtailed materially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Loan Party and which by the exercise of reasonable diligence such Loan Party is unable to prevent or overcome, or (2) by routine maintenance requirements in the ordinary course of business.

Section 5.21 Right to Receive Payment for Future Production. Except as set forth in Section 5.21 of the Disclosure Schedule, no Loan Party, nor any Loan Party’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation after the date hereof. Except as set forth in Section 5.21 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation is subject to any “take or pay,” gas imbalances or other similar arrangement (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 5.21 of the Disclosure Schedule, there is no Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation with respect to which any Loan Party, or any Loan Party’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.21 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Loan Party is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.2. No Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation is subject to any regulatory refund obligation and, to the best of each Loan Party’s knowledge, no facts exist that might cause the same to be imposed.

Section 5.22 Operation of Oil and Gas Properties. The Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation after the date hereof, have in the past been) in all material respects maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation and in conformity with the Permitted Liens. Except as set forth in Section 5.22 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Oil and Gas Valuation is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and all oil and gas wells located on the Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation (or properties unitized therewith) have been drilled and completed within the boundaries of the applicable Oil and Gas Properties or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable Law. Except as set forth in Section 5.22 of the Disclosure Schedule, there are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned. Each Loan Party has all governmental licenses and permits which are material or necessary to owning and operating its Oil and Gas Properties covered by the most recently delivered Oil and Gas Valuation, and no Loan Party has received notice of any violations in respect of any such licenses or permits.

Section 5.23 Ad Valorem and Severance Taxes. Each Loan Party has paid and discharged all material ad valorem Taxes that are due and payable and have been assessed against its Oil and Gas Property or any part thereof and all material production, severance and other similar Taxes that are due and payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom.

Section 5.24 Insurance. Each Loan Party and its Oil and Gas Properties are insured with financially sound and reputable insurance companies that are not Affiliates of such Loan Party, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8. No Loan Party owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Loan Party or for which such Loan Party has ascribed a material value.

Section 5.25 Anti-Corruption Laws; Sanctions. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or any directors, officer, employee, or Affiliate of Borrower or any of its Subsidiaries, or to the knowledge of Borrower after due inquiry, any agent of Borrower or any of its Subsidiaries, is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

Section 5.26 Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification, if any, is true and correct in all respects.

Section 5.27 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 5.28 Bank Accounts. No Loan Party maintains any account, nor does any account exist for the benefit of a Loan Party, with any bank or financial institution other than the Operating Account, the Debt Service Reserve Account and the Capital Deposit Account, each subject to a Deposit Account Control Agreement.

Article VI
Affirmative Covenants

To conform with the terms and conditions under which Lender is willing to have credit outstanding to Borrower, and to induce Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (other than contingent indemnification obligations and other contingent obligations not then due and payable), unless Lender has previously agreed otherwise:

Section 6.1 Payment and Performance. Each Loan Party will pay all amounts due under the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Loan Party to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2 Books, Financial Statements and Reports. Each Loan Party will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Lender at Borrower’s expense:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), Borrower will furnish its annual federal income Tax returns (subject to any applicable extensions) and the audited Consolidated and consolidating balance sheet and related statements of income, owners’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year and together with all notes thereto, prepared in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and reasonably acceptable to Lender (it being agreed that Marcum LLP is acceptable), stating that such financial statements have been so prepared.

(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each Fiscal Year) (commencing with the first full Fiscal Quarter ending after the Closing Date), Borrower will furnish the unaudited Consolidated and consolidating balance sheet and related statements of income, owners’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the then current Fiscal Year, each setting forth in comparative form the corresponding figures for the corresponding portion of the preceding Fiscal Year, prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes and reviewed by an independent certified public accounting firm of nationally recognized standing selected by Borrower and acceptable to Lender.

(c) Monthly Financial Statements. As soon as available, and in any event within 45 days after the end of each calendar month commencing the first full month following the Closing Date, Borrower will furnish an internally prepared unaudited and unreviewed Consolidated and consolidating balance sheet and related statements of income, owners’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of each month, each setting forth in comparative form the corresponding figures for the prior month, prepared in accordance with GAAP.

(d) Certificate of Responsible Officer – Compliance. Together with each set of financial statements furnished under Section 6.2(a) or Section 6.2(b), Borrower will furnish a Compliance Certificate, signed by a Financial Officer of Borrower, (i) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Persons reported on (subject, in the case of quarterly financial statements, to normal year-end adjustments and the absence of footnotes), (ii) stating whether any change in GAAP or in the application thereof that is applicable to Borrower has occurred since the date of Borrower’s most recent annual financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iii) stating that the Financial Officer has reviewed the Loan Documents and that no Default exists at the end of such Fiscal Quarter or Fiscal Year, as applicable, or at the time of such certificate (or specifying the nature and period of existence of any such Default), and (iv) with respect to the financial statements furnished under Section 6.2(a), Borrower’s Debt Service Coverage Ratio for the Fiscal Year then ended.

(e) Report on Hedging Contracts. Together with each monthly financial statement furnished under Section 6.2(c), or any other time at the request of Lender, Borrower will furnish a report certified by a Responsible Officer (in form reasonably satisfactory to Lender) describing all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, effective date, term or termination date, and notional amounts or volumes, the estimated net mark-to-market value thereof, any credit support agreements relating thereto (other than Loan Documents) and a summary of any collateral thereunder, and the counterparty to each such Hedging Contract.

(f)   Annual Budget. Within 60 days after the end of each Fiscal Year of Borrower, Borrower will furnish the Annual Budget for Borrower and its Subsidiaries for the current Fiscal Year prepared by the management of Borrower detailing the projected cash flows and capital expenditures of Borrower and its Subsidiaries for such current Fiscal Year.

(g) Semi-annual Oil and Gas Valuation. Borrower will furnish such information requested by Lender for evaluation of its semi-annual Collateral Valuation of the Oil and Gas Properties owned by Borrower commencing May 15, 2024, or more often to the extent requested by Lender, provided Borrower shall not be required to obtain third party reserve reports more frequently than once a year, such information to include a certificate from a Responsible Officer certifying on behalf of Borrower that in all material respects: (i) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 5.21 with respect to the Oil and Gas Properties that would require any Loan Party to deliver Hydrocarbons either generally or produced from any Oil and Gas Property at some future time without then or thereafter receiving full payment therefor, (ii) none of the Oil and Gas Properties have been sold or assigned since the date of such Oil and Gas Valuation except as set forth on an exhibit to the certificate, which certificate shall list all such Oil and Gas Properties and no new Oil and Gas Properties have been acquired since the date of the prior Oil and Gas Valuation, (iii) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Oil and Gas Valuation which Borrower could reasonably be expected to have been obligated to list in Section 5.20 of the Disclosure Schedule had such agreement been in effect on the date hereof, and (iv) attached thereto is a schedule of the Oil and Gas Properties that are mortgaged under Security Documents that shows the percentage of the total value of the Oil and Gas Properties that are mortgaged to Lender.

(h) Production Report and Lease Operating Statements. Concurrently with delivery to the monthly financial reports, furnish copies of monthly production and royalty reports for such month describing by lease or unit the gross and net volume of production and sales attributable to production during such month from the Oil and Gas Properties and describing the related severance Taxes, other Taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such month.

(i) Other Accounting Reports. Promptly upon receipt thereof, Borrower will furnish a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Loan Party, and a copy of any delivered written response by such Loan Party, or the Board of such Loan Party, to such letter or report.

(j) Purchasers of Production. Upon request by Lender from time to time, Borrower will furnish a list, by name and address, of those Persons who are then purchasing production from the Mortgaged Oil and Gas Properties, giving each such purchaser’s owner number for the applicable Loan Party and each such purchaser’s property number for each such Oil and Gas Property.

(k) Information Regarding the Loan Parties. At least 10 Business Days (or such lesser amount of prior notice as may be acceptable to Lender) prior to any such proposed change, Borrower will furnish written notice of any change in (i) any Loan Party’s corporate, company or partnership name, (ii) the jurisdiction in which any Loan Party is incorporated, formed, or otherwise organized, (iii) the location of any Loan Party’s chief executive office, (iv) any Loan Party’s identity or corporate, company or partnership structure, (v) any Loan Party’s federal taxpayer identification number, or (vi) any other amendment, modification or supplement to the Organizational Documents of any Loan Party.

(l) Public Filings. Promptly after the same become publicly available, Borrower will furnish copies of all financial statements, reports, notices and proxy statements sent by any Loan Party to its equity holders generally and all registration statements, periodic reports and other statements and schedules filed by any Loan Party with any securities exchange, the SEC or any similar Governmental Authority.

(m) Notices of Casualty Events. Borrower will furnish prompt written notice of the occurrence of any casualty event or the commencement of any condemnation proceeding that could reasonably be expected to result in a casualty event.

(n) Notices of Environmental Matters. Borrower will furnish to Lender the information concerning environmental matters that is from time to time required under Section 6.11.

Section 6.3 Other Information and Inspections. Each Loan Party will furnish to Lender any information that Lender may from time to time reasonably request be furnished concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Loan Party, including all reports obtained by any Loan Party with respect to environmental matters that Lender from time to time reasonably requests in writing and all evidence that Lender from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Loan Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Loan Party will permit representatives appointed by Lender (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Loan Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Loan Party shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4 Notice of Material Events and Change of Address. Borrower will promptly and in no event later than the 5th Business Day, after becoming aware thereof, notify Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Default;

(b) the acceleration of the maturity of any Indebtedness owed by any Loan Party in an aggregate principal amount of $100,000 or more, or the occurrence of any event which, with the giving of notice or the passage of time, or both, would allow any such acceleration;

(c) the occurrence of any default by any Loan Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their Properties is bound, if such default could reasonably be expected to cause a Material Adverse Change;

(d) the occurrence of any Termination Event;

(e) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party that has not previously disclosed in writing to Lender or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to Lender) that, in either case, if adversely determined, could reasonably be expected to result in (i) the obligation of any Loan Party to pay damages or make remediation expenditures in excess of the Threshold Amount, (ii) the disruption or delay of any Loan Party’s operations that could reasonably be expected to reduce annual revenues by more than the Threshold Amount, or (iii) any Material Adverse Change; and

(f) the occurrence of any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Upon the occurrence of any of the foregoing events, the Loan Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, potential acceleration, default, or Termination Event, to defend any such action, suit, proceeding, investigation or arbitration and to resolve all controversies on account of any of the foregoing. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Loan Party has taken or proposes to take with respect thereto.

Section 6.5 Maintenance of Properties. Each Loan Party will maintain, preserve, protect, and keep all Collateral and all other material Property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in material conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6 Maintenance of Existence and Qualifications. Each Loan Party will maintain and preserve its legal existence and its rights and powers to do business in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure to maintain such rights and powers or to be so qualified would not reasonably be expected to cause a Material Adverse Change, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.5.

Section 6.7 Payment of Trade Liabilities, Taxes, etc. Each Loan Party will (a) timely file all federal and state income and other material Tax returns required to be filed (taking into account any applicable extensions); (b) timely pay all federal and state income and other material Taxes imposed before the same become delinquent (including employment Taxes); (c) no later than 90 days after the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all material Liabilities owed by it to vendors, suppliers and other Persons providing goods and services to it; (d) pay and discharge before the same becomes delinquent all other material Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan Party may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefore that are in compliance with GAAP.

Section 6.8 Insurance.

(a) Each Loan Party will at all times maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses. If any Loan Party fails to maintain such insurance, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Lender for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. During the continuance of any Event of Default, Lender shall have the sole right (both in the name of Lender and in the name of the Loan Parties), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to apply such payments to the Secured Obligations, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) On or prior to the Closing Date and annually thereafter, at the same time as annual financial statements are required under Section 6.2(a), Borrower will furnish or cause to be furnished to Lender a summary of the insurance coverage of the Loan Parties and certificates from the Loan Parties’ insurance brokers confirming such coverage, all in form and substance reasonably satisfactory to Lender, and, if requested, copies of the applicable policies. Each Loan Party will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Lender (or 10 days for non-payment), (ii) to name Lender as an additional insured (in the case of all liability insurance policies) and lender loss payee (in the case of all casualty and property insurance policies) as applicable to the Mortgaged Oil and Gas Properties, and (iii) to provide for such other matters as Lender may reasonably require.

Section 6.9 Performance on Borrower’s Behalf. If any Loan Party fails to pay any Taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Lender may (but need not) pay all or any part thereof. Borrower shall immediately reimburse Lender for any such payments and Borrower’s obligation to do so shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by Lender.

Section 6.10 Compliance with Agreements and Law; Permits. Each Loan Party will observe, perform, and comply with all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound except where the failure to so observe, perform, and comply would not reasonably be expected to result in liability to such Loan Party in excess of $250,000. Each Loan Party will conduct its business and affairs in compliance with all Laws applicable thereto, including all Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Loan Party will cause all material licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.11 Environmental Matters; Environmental Reviews.

(a) Each Loan Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations that are material or necessary to the conduct of its operations and will maintain such authorizations in full force and effect. No Loan Party will do anything or permit anything to be done that will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, except as could not, in the aggregate, reasonably be expected to result in liability to such Loan Party in excess of $250,000. Upon any notice of any noncompliance with Environmental Laws, upon Lender’s request, Borrower will provide at its own expense an environmental inspection of the property that is the subject of such notice and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm reasonably approved by Lender.

(b) Borrower will promptly (and in any event within 5 days after receipt thereof) furnish to Lender copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Loan Party, or of which Borrower otherwise has notice, pending or threatened against any Loan Party by any Governmental Authority with respect to any alleged material violation of or material non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Loan Party’s ownership or use of its properties or the operation of its business.

(c) Borrower will promptly (and in any event within 5 days after receipt thereof) furnish to Lender all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Loan Party’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.12 Shareholder Indebtedness. On or before December 15, 2023, Lender shall have received fully executed copies of the Shareholder Subordination Agreements evidencing one hundred percent (100%) of the principal amount of the Shareholders’ Notes outstanding as of such date.

Section 6.13 Guaranties. Each Restricted Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 10 days after it has become a Restricted Subsidiary of Borrower (or such later date as Lender may agree), execute and deliver to Lender an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Lender in form and substance. Each Restricted Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of the Loan hereunder. Borrower will cause each of its Restricted Subsidiaries to deliver to Lender, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Lender and its counsel that such Restricted Subsidiary has taken all action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute.

Section 6.14 Agreement to Deliver Security Documents.

(a) Borrower agrees to deliver and to cause each other Loan Party to deliver, to further secure the Obligations whenever reasonably requested by Lender, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Lender for the purpose of granting, confirming, and perfecting first and prior Liens or security interests in any real or personal property now owned or hereafter acquired by any Loan Party. Borrower agrees to deliver and to cause each other Loan Party to deliver, whenever requested by Lender, in its discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Lender. Upon receipt of any notice, claim or demand from any third party alleging any defect in title with respect to a material Mortgage Oil and Gas Property, Borrower also agrees to deliver, upon request of Lender, favorable title reports, summaries, and/or title opinions or updates of title reports, summaries, and/or title opinions from legal counsel reasonably acceptable to Lender with respect to such Mortgaged Oil and Gas Property, based upon abstract or record examinations to dates reasonably acceptable to Lender and (a) stating that such Loan Party has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected first deed of trust or mortgage Liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Lender may reasonably request.

(b) Notwithstanding the foregoing nor any other provision in this Agreement, unless and until Lender finances Borrower’s exercise of the Option under the ORR Option Agreement pursuant to Section 6.21, neither the ORR Rights nor the ORR Option Agreement shall constitute Collateral.

Section 6.15 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to Lender, for the benefit of the Secured Parties, all of the production and proceeds of production accruing to the property encumbered thereby, so long as no Event of Default has occurred and is continuing Lender hereby grants a license to such Loan Parties that they may continue to receive from the purchasers of production all such proceeds of production, subject, however, to the Liens and assignments created under the Security Documents, which Liens and assignments are hereby affirmed and ratified. Whenever any Event of Default has occurred and is continuing, this license shall automatically terminate and Lender may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all proceeds of production then held by the Loan Parties or to receive directly from the purchasers of production all proceeds thereof. In no case shall any failure, whether intentioned or inadvertent, by Lender to collect directly any such proceeds of production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any proceeds of production by Lender to the Loan Parties constitute a waiver, remission, or release of any other proceeds of production or of any rights of Lender or Secured Parties to collect other proceeds of production thereafter. No production of any Loan Party is being sold except to purchasers of production who have been instructed or are being instructed to pay proceeds thereof to the Operating Account.

Section 6.16 Perfection and Protection of Security Interests and Liens. Each Loan Party shall from time to time deliver to Lender any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Loan Party in form and substance satisfactory to Lender, which Lender reasonably requests for any of the following purposes: (a) to perfect, confirm, or protect any Lien or other rights in Collateral securing any Secured Obligations, and (b) to cure any defects or potential defects in such Security Documents; provided that the same shall not materially increase any Loan Party’s obligations, or materially decrease any Loan Party’s rights, under the Loan Documents. Each Loan Party hereby authorizes Lender to file (without the signature of any Loan Party where permitted by Law) one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” or “all personal property” of the applicable Loan Party or words of similar import.

Section 6.17 Leases and Contracts; Performance of Obligations. Subject to Dispositions permitted hereunder, each Loan Party will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Loan Party will timely perform all of its obligations thereunder. Each Loan Party will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property (except where the amount thereof is being contested in good faith by appropriate proceedings and have set aside on their books adequate reserves therefore). Each Loan Party will promptly notify Lender of any claim (or any conclusion by such Loan Party) that such Loan Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by Loan Party (calculated at the well) from sale of production.

Section 6.18 Operating Account. Each Loan Party shall at all times deposit, or cause to be deposited, all Business Proceeds into the applicable Operating Account. Immediately following execution of this Agreement, Borrower shall direct all Persons that owe or are expected to owe Business Proceeds to forward all such amounts directly to the Operating Account. If a Loan Party has knowledge that any Person is in receipt of Business Proceeds that would otherwise be properly deposited in the Operating Account, Borrower shall promptly notify such Person and Lender in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts in the Operating Account.

Section 6.19 Hedging Contracts.

(a) On the Closing Date, Borrower shall cause the Existing Hedging Contracts set forth in Section 6.19(a) of the Disclosure Schedule to continue in force and effect as between Pogo Resources, LLC and Cargill, Incorporated.

(b) On or prior to the Closing Date (or such longer period as may be approved by Lender in its sole discretion), the Loan Parties, collectively, shall enter into and maintain in effect at all times Hedging Contracts covering notional volumes of crude oil and natural gas, calculated separately:

(i) at least equal to 60% for each month during the first twelve months following the Closing Date;

(ii) at least equal to 50% for each month during 13th through 24th month following the Closing Date; and

(iii) at least equal to 40% for each month during the 25th through 36th month following the Closing Date,

in each case, of Projected Oil and Gas Production as of the Closing Date which Hedging Contracts (A) shall have the purpose and effect of fixing crude oil and natural gas prices in respect of such portion of the Projected Oil and Gas Production for each month in such period, (B) shall be on terms reasonably satisfactory to Lender (it being agreed that the Hedging Contracts in place on the Closing Date are satisfactory to Lender), and (C) shall otherwise comply with the limitations set forth in Section 7.3.

(c) Each Loan Party shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all of the Hedging Contracts required to be maintained in effect pursuant to this Section 6.19, including all of the Hedging Contracts in existence within 30 days after the Closing Date.

Section 6.20 Unrestricted Subsidiaries. Borrower:

(a) will cause the management, business and affairs of each of Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of Borrower and its Restricted Subsidiaries to be commingled with the Properties of the Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as a corporate entity separate and distinct from any of the Loan Parties;

(b) will not, and will not permit any of its Restricted Subsidiaries to, incur, assume or suffer to exist any guarantee by Borrower or such Restricted Subsidiary of, or be or become liable for or subject to offset for any Indebtedness of any Unrestricted Subsidiary; and

(c) will not permit any Unrestricted Subsidiary to hold any Equity interest in or any Indebtedness of, any Loan Party.

Section 6.21 ORR Option Financing.

(a) In the event ORR Subsidiary intends to exercise the Option under the ORR Option Agreement and to obtain new loan financing in connection therewith, Borrower shall notify Lender at least 45 days in advance in writing and request Lender’s proposal of terms and conditions upon which Lender is willing to finance ORR Subsidiary’s exercise of the Option.

(b) In the event Lender submits a written proposal to finance the exercise of the Option (“Lender’s Offer”) that is acceptable to Borrower and ORR Subsidiary in their sole discretion, Lender, Borrower and ORR Subsidiary shall negotiate and document such financing as an amendment to this Agreement, and upon exercise of the Option, the ORR Rights shall be pledged by ORR Subsidiary as Collateral to secure the Obligations.

(c) In the event Lender declines to finance ORR Subsidiary’s exercise of the Option or if ORR Subsidiary obtains loan financing from another Person on terms that are, in the aggregate, more favorable than Lender’s Offer (“Third Party Financing”), and ORR Subsidiary elects to accept the Third Party Financing, then in connection with and prior to exercising the Option, (i) Borrower shall notify Lender in writing of its election to exercise the Option, the terms of the Third Party Financing (to the extent disclosure thereof is not prohibited by any applicable confidentiality restriction) and the date by which the Option shall be exercised, and (ii) the ORR Subsidiary shall be free to obtain the Third Party Financing and exercise the Option.

Section 6.22 Post-Closing Covenant. No later than forty-five (45) days after the Closing Date, Borrower shall deliver a revised certificate from Loan Parties’ insurance broker or other evidence reasonably satisfactory to Lender that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect for at least twelve (12) months following the Closing Date, and that Lender, for the benefit of the Secured Parties, has been named as additional insured and lender loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

Article VII
Negative Covenants

To conform with the terms and conditions under which Lender is willing to have credit outstanding to Borrower, and to induce Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (other than contingent indemnification obligations and other contingent obligations not then due and payable), unless Lender has previously agreed otherwise:

Section 7.1 Indebtedness. No Loan Party will incur, assume, allow to exist, or in any manner owe or be liable for Indebtedness except:

(a) the Obligations;

(b) the subordinated Sellers’ Note, subject to the Seller Subordination Agreement;

(c) in addition to the Sellers’ Note, other Indebtedness presently outstanding under the instruments and agreements described in Section 7.1 of the Disclosure Schedule (excluding the Existing Indebtedness which shall be paid in full at the Closing Date) in the principal amounts disclosed in such Section 7.1, and any renewals or extensions of such Indebtedness so long as the principal amount or interest charged thereon is not increased;

(d) Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(e) Indebtedness constituting a guaranty by any Loan Party of Indebtedness of one or more other Loan Party that is permitted to be incurred and remain outstanding under this Section 7.1;

(f)   Capital Lease Obligations and Purchase Money Indebtedness in an aggregate principal amount that does not exceed $500,000 at any time outstanding;

(g) Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by applicable Law or contract by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties of the Loan Parties;

(h) Permitted LC Indebtedness;

(i) other unsecured Indebtedness in an amount not to exceed $500,000;

(j) Shareholder Indebtedness, subject to compliance with Section 4.1(h) and Section 6.12 hereof; and

(k) Endorsements of negotiable instruments for collection in the ordinary course of business.

Section 7.2 Limitation on Liens. Except for Permitted Liens, no Loan Party will create, assume or permit to exist any Lien upon any of the Properties or assets that it now owns or hereafter acquires.

Section 7.3 Hedging Contracts. No Loan Party will be a party to or in any manner be liable on any Hedging Contract except:

(a) Subject to subsection (b) of this Section 7.3, Hedging Contracts with an Approved Counterparty that are not entered into not for speculative purposes the notional volumes of which (when aggregated with other commodity Hedging Contracts then in effect) do not exceed, as of the date such Hedging Contract is entered into (and for each month during the period during which such Hedging Contract is in effect, determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Lender), the applicable percentages set forth in Section 6.19(a).

(b) If, after the end of any calendar quarter, commencing with the first full calendar quarter ending after the Closing Date, Borrower determines that the aggregate notional volumes of all Hedging Contracts in respect of commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) exceeded 100% of actual production of Hydrocarbons in such calendar quarter, then Borrower (i) shall promptly notify Lender of such determination and (ii) if requested by Lender, shall, within 45 days following such request, terminate, create off-setting positions, or otherwise unwind or monetize existing Hedging Contracts such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

(c) In no event shall any Hedging Contract contain any requirement, agreement or covenant for any Loan Party to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Hedging Contract or to cover market exposures except to the extent permitted under the Intercreditor Agreement.

(d) Unless instructed by Lender pursuant to Section 7.3(b), no Loan Party will terminate or monetize any Hedging Contract in respect of commodities without the prior written consent of Lender.

Section 7.4 Limitation on Mergers, Issuances of Securities. No Loan Party will merge or consolidate with or into any other Person or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (each of the foregoing transactions, a “consolidation”), or liquidate or dissolve or enter into any plan of division (or any comparable event), except that any Subsidiary of Borrower may participate in a consolidation with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving Person, or (b) Borrower, so long as Borrower is the surviving Person. No Loan Party other than Borrower will issue any Equity, provided that Subsidiaries of Borrower may issue additional Equity to Borrower so long as no change of control exists after giving effect to such issuance. Each Subsidiary of Borrower shall be a Wholly-Owned Subsidiary except as described in the definition of HNRA OpCo (and the impact the same has on the ownership of the Subsidiaries of HNRA OpCo), and no Loan Party shall have any foreign subsidiaries.

Section 7.5 Limitation on Dispositions. No Loan Party will Dispose of any of its Properties or any interest therein, except the following, provided that the proceeds thereof are deposited in the Operating Account:

(a) sales of inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business on ordinary trade terms;

(b) Distributions permitted under Section 7.6, Investments permitted by Section 7.7, and the liquidation of Cash Equivalents;

(c) the sale or Disposition of machinery and equipment no longer used or useful in the business of the applicable Loan Party;

(d) the Disposition of obsolete or worn-out property in the ordinary course of business;

(e) Dispositions by a Loan Party to any other Loan Party;

(f)   Dispositions resulting from any taking or condemnation of any Property of any Loan Party by any Governmental Authority or any assets subject to a casualty;

(g) subject to the prior written consent of Lender, such consent not to be unreasonably withheld, the entering into of any agreement or commitment to make a Disposition so long as such Disposition will result in Payment in Full substantially simultaneously therewith; and

(h) so long as no Default, Event of Default or Collateral Value Deficiency has occurred and is continuing or would result therefrom, Dispositions of Equity in Unrestricted Subsidiaries.

Without the written consent of Lender, no Loan Party will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations that it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Security Document). No Loan Party will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

Section 7.6 Limitation on Distributions and Subordinated Debt Payments. No Loan Party will declare or make directly or indirectly any Distribution or make any payment on the Sellers’ Note, other than:

(a) Distributions payable in additional common Equity in the Loan Party making the Distribution, so long as Borrower’s direct and indirect interests in any of its Restricted Subsidiaries are not thereby reduced;

(b) redemptions of Borrower’s Equity at the Closing Date pursuant to the MIPA;

(c) Permitted Tax Distributions;

(d) payments on the Sellers’ Note permitted under the Seller Subordination Agreement; and

(e) payments on the Shareholders’ Note permitted under the Shareholder Subordination Agreements.

Section 7.7 Limitation on Investments. No Loan Party will make any Investments other than Permitted Investments.

Section 7.8 Transactions with Affiliates. No Loan Party will enter into any transaction with any Affiliate of a Loan Party (other than other Loan Parties and any natural persons) other than as permitted by Sections 1.9 and 6.21, unless (a) such transaction is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (b) any Liens or security interests granted to an Affiliate by a Loan Party are subordinated in a manner and on terms and conditions satisfactory to Lender in its sole discretion.

Section 7.9 Negative Pledge; Certain Prohibited Restrictions; ERISA.

(a) Except as expressly provided for in the Loan Documents, no Loan Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on its ability (or the ability of any other Loan Party) (other than under the Loan Documents, or any agreements relating to Capital Lease Obligations or purchase money obligations permitted by this Agreement, but then only with respect to the property that is the subject of such Capital Lease or purchase money obligation) to:

(i) grant Liens to Lender for the benefit of the Secured Parties on or in respect of its Properties,

(ii) pay dividends or make other Distributions to any other Loan Party,

(iii) redeem Equity in such Loan Party that is held by any other Loan Party,

(iv) repay the Loan and other Liabilities owing by such Loan Party to any other Loan Party, or

(v) transfer any assets of such Loan Party to any other Loan Party,

except for (1) documents creating Liens which are described in clause (b) or (f) of the definition of “Permitted Liens” (but then only with respect to the property that is the subject of the applicable lease, license or other document or restriction described in such clauses), (2) customary limitations and restrictions contained in, and limited to the property covered by, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements, (3) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (4) any restriction imposed on particular properties pursuant to an agreement entered into for a sale of such properties not prohibited by Section 7.5 pending the closing of such sale, (5) any restriction imposed on the Equity owned in any Subsidiary pursuant to an agreement entered into for a sale of such Equity not prohibited by Section 7.5 pending the closing of such sale or (6) restrictions set forth in the Seller Note.

(b) No Loan Party will enter into any contractual restriction or other consensual restriction (other than pursuant to the Loan Documents) on the ability of any Loan Party to enter into amendments or supplements to the Loan Documents.

(c) No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

(d) Borrower shall not repay the Sellers’ Note except from Borrower’s Capital Deposit Account.

Section 7.10 Conduct of Business. The Loan Parties will not engage in any businesses other than the exploration, development and production of Oil and Gas Properties and activities ancillary thereto. The Loan Parties will not acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America.

Section 7.11 Amendments to Organizational Documents and Material Contracts. No Loan Party will make, enter into or permit any modification, supplement, release or waiver of its Organizational Documents or any Material Contract without the prior consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, other than (a) minor modifications that do not in any material respect increase the obligations thereunder, or limit the rights thereunder, of any Loan Party, and (b) other modifications that could not reasonably be expected to be adverse to the interests of the Secured Parties.

Section 7.12 Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

Section 7.13 Proceeds of Loans.

(a) Borrower will not permit the proceeds of the Loan to be used for any purpose other than those permitted by Section 2.3.

(b) Borrower will not use, and shall cause that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.14 Gas Imbalances, Take-or-Pay or Other Prepayments. No Loan Party will allow gas imbalances, take-or-pay or other prepayments (other than any gas imbalances, take-or-pay and other prepayments set forth in Section 5.21 of the Disclosure Schedule or on the most recent certificate delivered pursuant to Section 6.2(g)) with respect to the Oil and Gas Properties of such Loan Party that would require such Loan Party to deliver Hydrocarbons at some future time without then or within 90 days thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate for all such Loan Parties.

Section 7.15 Non-Qualified ECP Guarantors. Borrower shall not permit itself or any other Loan Party that is not a Qualified ECP Guarantor to own, at any time, any Proved Reserves.

Section 7.16 Sale and Leaseback Transactions. No Loan Party will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Loan Party sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 7.17 Accounts. No Loan Party shall maintain any account, nor permit any account to exist for the benefit of a Loan Party, with any bank or financial institution other than the Operating Account, the Debt Service Reserve Account, and the Capital Deposit Account which shall both be subject to a Deposit Account Control Agreement. Borrower shall not deposit any funds in the Capital Deposit Account except for proceeds from the sale of Borrower’s Equity.

Section 7.18 Debt Service Coverage Ratio. Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.35 to 1 as of the end of any Fiscal Year, commencing with the Fiscal Year ending December 31, 2023.

Article VIII
Events of Default and Remedies

Section 8.1 Events of Default. Each of the following events constitutes an “Event of Default” under this Agreement:

(a) Any Loan Party fails to pay any principal or interest component of the Loan when due and payable whether at the due date thereof or at a date fixed for prepayment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Loan Party fails to deposit amounts such that the balance of the Debt Service Reserve Account shall be equal to $5,000,000 in the Debt Service Reserve Account as required in Section 2.8, or to pay any Obligation (other than the Obligations referred to in subsection (a) of this Section 8.1) when due and payable, whether at the due date thereof or at a date fixed for prepayment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and (except with respect to any such payments due on the Maturity Date) such failure is not remedied in full within 5 Business Days after the same becomes due;

(c) Borrower fails to cure any Collateral Value Deficiency within the time periods set forth in Section 2.7(a), or any Loan Party fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4, Section 6.6, Section 6.18 or Article VII;

(d) Any Loan Party fails (other than as referred to in subsections (a), (b), or (c) of this Section 8.1) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party and such failure remains unremedied for a period of 30 days after notice of such failure is given by Lender to Borrower;

(e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(f)   Any Loan Party (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, and such failure continues after the applicable grace period, if any, (ii) breaches or defaults in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any such Indebtedness, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Indebtedness or the lender(s) under any agreement evidencing or governing such Indebtedness to cause, any portion of such Indebtedness to become due prior to its stated maturity or any commitment to lend under any agreement evidencing or governing such Indebtedness to be terminated prior to its stated expiration date, or (iii) any portion of such Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(g) (i) A Termination Event occurs that, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Loan Party in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, could reasonably be expected to result in a Material Adverse Change;

(h) Any Loan Party:

(i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 days; or

(ii) commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors, or fails to contest in a timely and appropriate manner, any proceeding or petition described in the immediately preceding subsection (i), or applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)   suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance), or (2) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside;

(i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) The occurrence of any Material Adverse Change.

Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this Section 8.1 with respect to any Loan Party, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Loan Party who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of Lender to make any further the Loan hereunder shall be permanently terminated. During the continuance of any other Event of Default, Lender at any time and from time to time may, without notice to Borrower or any other Loan Party, do either or both of the following: (1) terminate any obligation of Lender to make any further loans hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Loan Party who at any time ratifies or approves this Agreement.

Section 8.2 Remedies. If any Event of Default shall occur and be continuing, Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3 Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loan has automatically become immediately due and payable) and except as expressly provided in the Intercreditor Agreement to the contrary, any amounts received on account of the Secured Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Lender (including fees and time charges for attorneys who may be employees of Lender) payable in accordance with the terms hereof and amounts payable under Article III) (excluding other amounts provided for in clauses “Second”, “Third” or “Fourth” below) payable to Lender in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans;

Fourth, to payment, pro rata, of that portion of the Secured Obligations constituting unpaid principal of the Loan and obligations under Hedging Contracts then due and payable; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, as otherwise required by Law;

provided that, to the extent that any Excluded Swap Obligations exist with respect to Borrower or any Guarantor, monies or property received from Borrower or such Guarantor or from the proceeds of any Collateral provided by Borrower or such Guarantor may not be shared with Approved Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable law the amounts received or recovered from the other Loan Parties will instead be allocated to Approved Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).

Section 8.4 Equity Cure. If the Loan Parties would otherwise fail to comply with the covenant set forth in Section 7.18 with respect to any Fiscal Year, until the thirtieth (30th) day after delivery of the Compliance Certificate for such Fiscal Year (the “Equity Cure Deadline”), Borrower shall have the right to issue Equity securities (other than Disqualified Capital Stock), the proceeds of which shall be deemed to increase EBITDAX with respect solely to such Fiscal Year by the amount thereof; provided that (a) the proceeds of such Equity securities are actually received by Borrower no later than the Equity Cure Deadline of such Fiscal Year, and (b) such proceeds shall be applied within ten (10) Business Days after receipt by Borrower to prepay the Loan. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma effect to any repayment of the Loan in connection therewith), the Loan Parties are in compliance with the covenant set forth in Section 7.18, the Loan Parties shall be deemed to have satisfied the requirements of Section 7.18 as of the relevant date of determination with the same effect as though there had been no failure to comply, and the applicable breach or Default of Section 7.18 that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) the equity cure provisions in this Section 8.4 may not be used with respect to (A) more than one (1) financial covenant test date during any period of two (2) consecutive Fiscal Years or (B) more than five (5) financial covenant test dates in the aggregate during the term of this Agreement (it being understood that if, with respect to any Fiscal Year (or last day thereof, as applicable), Borrower receives a Specified Equity Contribution that cures the covenant set forth in Section 7.18 for the same Fiscal Year, such occurrence will only count as one financial covenant test date for purposes of this clause (i)), (ii) with respect to each two (2) Fiscal Year period, there shall be at least one (1) Fiscal Year in respect of which no Specified Equity Contribution is made, and (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with Section 7.18 for any applicable period. Notwithstanding anything else herein to the contrary with respect to any breach of Section 7.18, in no event shall Lender have any right to any exercise any right or remedy under this Article VIII until the Equity Cure Deadline (unless another Event of Default not arising from the breach of Section 7.18 is then continuing).

Article IX
Reserved

Article X

Miscellaneous

Section 10.1 Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy that Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this Section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Loan Party shall in any case of itself entitle any Loan Party to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, and (ii) if such party is Lender, by Lender.

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement, the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) Lender does not have a fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Loan Parties, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Loan Party and Lender, (vii) should an Event of Default or Default occur or exist, Lender will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.2 Survival of Agreements; Cumulative Nature. All of Loan Parties’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Lender and Lender’s obligations to Borrower hereunder are terminated. Notwithstanding the foregoing or anything herein to the contrary, any Obligations under Sections 3.2 through 3.4, and any obligations that any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement and any other Loan Document. In addition, Article VIII shall survive until all of the Security Documents have been terminated. The representations, warranties, indemnities, and covenants made by the Loan Parties in the Loan Documents, and the rights, powers, and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Lender of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other Loan Party:	HNR Acquisition Corp
Attn: CFO
3730 Kirby Drive, Suite 1200
Houston, Texas 77098
Email: mbtrotter@comcast.net

and

HNR Acquisition Corp
Attn: David M. Smith, General Counsel

10142 Holly Chase Dr.
Houston, Texas 77042
Email: dmsmith@HNRA-NYSE.com

with a copy to, which shall not constitute notice, and any failure to provide a copy shall not constitute a breach by Lender:	Pryor Cashman LLP Attn: Matthew Ogurick 7 Times Square
New York, NY 10036
Email: mogurick@pryorcashman.com

If to Lender:	First International Bank & Trust
	Attn:	Mitch Cook, Market President – Twin Cities
3600 Minnesota Drive, Suite 70
Edina, MN 55435
Telephone No.: (763) 465-7727
Email: mcook@FIBT.com

with a copy to, which shall not constitute notice:	First International Bank & Trust
	Attn:	Cathrine Grimsrud, Managing Director of Mineral and Land Services, Vice President
1601 N. 12th Street
Bismarck, ND 58501
Telephone No.: (701) 842-7516
Email: cgrimsrud@FIBT.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower or any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender and Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.4 [Reserved].

Section 10.5 Approved Counterparty. Except as otherwise expressly set forth herein or in any Loan Document, no Approved Counterparty that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral). Notwithstanding any other provision of this Article X to the contrary, Lender shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Hedging Obligations unless Lender has received written notice of such obligations, together with such supporting documentation as Lender may request, from the applicable Approved Counterparty.

Section 10.6 Consultation with Counsel. Borrower acknowledges that it has been advised to consult with independent legal counsel of such party’s choosing regarding the meaning and binding effect of this Agreement and the other Loan Documents and each and every term hereof and thereof prior to executing such documents. Borrower agrees that Lender may consult with legal counsel selected by Lender and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. Borrower ACKNOWLEDGES THAT HAYNES AND BOONE, LLP IS COUNSEL FOR LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER PARTIES OR THEIR AFFILIATES IN CONNECTION WITH THIS TRANSACTION.

Section 10.7 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar Taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable expenses incurred by Lender and their Affiliates (including reasonable fees and expenses of attorneys, consultants, reserve engineers, Lender’s Mineral Land Services Department, accountants, and other advisors, travel costs, and other miscellaneous expenses) in connection with (1) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) any action reasonably required in the course of administration hereof, or (4) monitoring or confirming (or preparation or negotiation of any document related to) any Loan Party’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document including the determination and monitoring of the Collateral Value and inspection of the Collateral, and (iii) all reasonable out-of-pocket expenses incurred by or on behalf of Lender (including reasonable fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with any workout, restructuring or negotiations in respect of the Loans.

(b) Indemnification. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto. The foregoing indemnification will apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by any Indemnitee, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for any material breach in bad faith of such Indemnitee’s obligations hereunder, under any other Loan Document, if Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely out of any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission by a Loan Party and that is brought solely by one or more Indemnities against one or more other Indemnities. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 10.8 Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Lender. Lender may (i) assign or otherwise transfer any of its rights or obligations under this Agreement and the other Loan Documents at any time to one or more Persons, provided that no assignment shall be made to any competitor of the Loan Parties, (ii) assign or otherwise transfer any of its rights or obligations under this Agreement and the other Loan Documents by way of participation in accordance with the provisions of subsection (b) of this Section and (iii) assign or otherwise transfer any of its rights or obligations under this Agreement and the other Loan Documents by way of pledge or assignment of a security interest subject to the restrictions in subsection (c) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Participations. Lender may at any time, without the consent of, or notice to, Borrower or any other Loan Party, sell participations to any Person (other than a natural Person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3, and 3.4 (subject to the requirements and limitations therein to the same extent as if it were Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section); provided that such Participant shall not be entitled to receive any greater payment under Sections 3.2 or 3.4, with respect to any participation, than Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.17 as though it were Lender. In the event Lender sells a participation, Lender may, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”). The Participant Register may be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior written notice; provided that Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(d) Joint and Several Liability. All Obligations that are incurred by two or more Loan Parties shall be their joint and several obligations and liabilities.

Section 10.9 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that Lender shall be responsible for any breach by any of them); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than a Loan Party.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.10 Governing Law; Submission to Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of North Dakota.

(b) Submission to Jurisdiction. Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of North Dakota sitting in CASS COUNTY, and of the United States District Court of the District of NORTH DAKOTA, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such North Dakota court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection  (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (I) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), AND (II) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES”, AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO AS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.11 Limitation on Interest. Lender, the Loan Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender and Loan Parties (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. As used in this Section the term “applicable Law” means the Laws of the State of North Dakota or the Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

Section 10.12 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.13 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. Lender may store the electronic image of this Agreement and the other Loan Documents in their electronic form and then destroy the paper originals as part of Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. Lender is authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.

Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Loan Party, on the one hand, and Lender, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent, or fiduciary for any Loan Party or any of its Affiliates, stockholders, creditors, or employees or any other Person; (c) Lender has not assumed nor will assume an advisory, agency, or fiduciary responsibility in favor any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Loan Document (irrespective of whether any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and Lender has no obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship; and (e) Lender will not provide any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.15 USA PATRIOT Act Notice. Lender hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act.

Section 10.16 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement, any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or its Affiliate shall have made any demand under this Agreement, any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office, or Affiliate of Lender different from the branch, office, or Affiliate holding such deposit or obligated on such Indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.17 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

HNR ACQUISITION CORP,
as Borrower

By:
Name:
Title:

HNRA UPSTREAM, LLC,
as Guarantor

By:
Name:
Title:

HNRA PARTNER, INC.
as Guarantor

By:
Name:
Title:

POGO RESOURCES, LLC,
as Guarantor

By:
Name:
Title:

LH OPERATING, LLC,
as Guarantor

By:
Name:
Title:

Signature Page to Term Loan Agreement

FIRST INTERNATIONAL BANK & TRUST,
as Lender

By:
Name:
Title:

Signature Page to Term Loan Agreement